PRESS RELEASE

  Maverick secures $2,400,000.00 Financing for Texas Oil and Gas Drilling Program

  Drilling of Initial Test Well scheduled for November 2010

HOUSTON, TX. September 20, 2010 – Maverick Minerals Corporation (OTC.BB: MVRM) (hereafter “Maverick” or “the Company”) is pleased to announce that it has secured a non-revolving term loan in the principal amount of $2,400,000 required to commence development of the Company’s initial test well on its Farm-Out property located in southwest Texas.

The initial test well is designed to target the Wilcox Trend, a vast depositional sand zone with a history of prolific natural gas and condensate production. The Company intends to reach the primary target in the “Middle Wilcox” at a depth of between 12,500 and 13,500 feet.

Maverick has negotiated a turn-key drilling contract for its initial test well in which the Company is guaranteed development to its planned total depth. The Company believes that this commitment offers the best possible security to its shareholders during the development of the initial test well.

Mr. Robert Kinloch, President and CEO of Maverick Minerals Corporation commented on the development financing by stating, “This financing will allow us to commence development of the project while retaining the vast majority of the Working Interest for our shareholders. Significant effort has gone in to assembling our professional Texas based team that will drill and test our acreage in this prolific, oil and gas producing region of southwest Texas. We look forward to providing further development updates as they become available.”

Maverick continues to negotiate with other interested parties that wish to commit to funding further development and drilling on this project.

ABOUT MAVERICK

Maverick Minerals Corporation is an exploration stage company engaged in the acquisition, exploration, and development of prospective oil and gas properties in Texas. The Company currently owns a 100% Working Interest in a 70% NRI (Net Royal Interest) on 4,530 acres of prospective oil and gas producing land in southwest Texas.

Legal Notice Regarding Forward-Looking Statements

This news release contains “forward-looking statements”. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “intend,” “plan,” “projection,” “could,” “vision,” “goals,” “objective” and “outlook”) are not historical facts and may be forward-looking and may involve estimates, assumptions and uncertainties which could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Such forward-looking statements include, among others, the expectation and/or claim, as applicable, that: (i) the Company’s anticipated 2010 drilling program is expected to target the Wilcox Trend; (ii) that the Company will be targeting the middle Wilcox Trend to a depth of between 12,500 and 13,500 feet; (iii) that Maverick continues to negotiate with other interested parties that wish to commit to funding further development and drilling on the project; (iv) that Maverick intends to drill the initial test well in November, 2010.

Actual results may differ materially from those currently anticipated due to a number of factors beyond the reasonable control of the Company. Factors that could cause actual results to differ materially include misinterpretation of data, inaccurate estimates of oil and natural gas reserves, the inability to obtain the necessary approvals for the further exploration and development of all or any of the Company’s prospects; the continued significant demand for oil and gas; risks inherent in the oil and gas industry; the number of competitors in the oil and gas industry with greater technical, financial and operations resources and personnel; uncertainty about requirements demanded by environmental agencies relating to the Company’s projects, the Company's ability to raise further financing for operations on acceptable terms, breach by parties with whom we have contracted, inability to maintain qualified employees or consultants because of compensation or other issues, competition for equipment, inability to obtain drilling permits, potential delays or obstacles in drilling operations and interpreting data; the Company's ability to hire and retain qualified employees and consultants; the fact that the Company’s properties are located adjacent to producing wells in the area provides no assurance that producing wells will be found and put into production by the Company; and the fact that there is no certainty that any commercial quantities of oil or gas will be found or recoverable. The Company undertakes no obligation to update forward-looking information if circumstances or management's estimates or opinions should change, except as required by law. Readers should also refer to the Company’s current annual report or other filings, which are available at www.sec.gov for additional discussion of risks and uncertainties. Readers are cautioned not to place undue reliance on forward-looking statements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities of Maverick and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any persons to whom, such offering, solicitation or sale would be unlawful.